Exhibit 99.6

Bremer Financial Corporation

Consolidated Balance Sheet

(dollars in thousands, unaudited)

	September 30
	2024	2023
Assets
Cash, cash equivalents, and due from banks	$301,387	$369,679
Investment securities
Available-for-sale	1,646,023	1,577,355
Held-to-maturity	1,965,122	2,137,779
Loans held for sale	11,375	26,651
Loans held for investment
Loans held for investment	11,524,549	11,395,895
Less allowance for loan losses	(105,797)	(101,117)
Net loans held for investment	11,418,752	11,294,778
Premises and equipment, net	151,345	140,332
Goodwill and other intangibles, net	135,983	138,783
Bank owned life insurance	177,935	173,134
Other assets	400,957	461,691
Total assets	$16,208,879	$16,320,182
Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$3,756,503	$4,094,807
Interest-bearing	9,472,453	8,682,808
Total deposits	13,228,956	12,777,615
Short-term borrowings	127,691	744,757
Long-term debt	1,034,068	1,023,487
Accrued expenses and other liabilities	302,253	399,545
Total liabilities	14,692,968	14,945,404
Redeemable class A common stock, 960,000 shares issued and outstanding	121,273	109,982

Shareholders’ equity
Common stock(1)
Class A, no par, 12,000,000 shares authorized; 965,000 shares issued and outstanding	229	57
Class B, no par, 10,800,000 shares authorized; 10,075,000 shares issued and outstanding	2,390	2,562
Retained earnings	1,574,294	1,545,102
Accumulated other comprehensive gain (loss), net of tax	(182,275)	(282,925)
Total shareholders’ equity	1,394,638	1,264,796
Total liabilities and shareholders’ equity	$16,208,879	$16,320,182

(1)	During 3Q24, a legal settlement was reached resulting in the sale and conversion of 725,000 shares of class B common stock by Otto Bremer Trust. The shares have been converted to class A and are owned by outside hedge funds. The common stock descriptions and balances above reflect the reclassification of 725,000 shares (including paid in capital) from class B to A as a result of the settlement.

Bremer Financial Corporation

Consolidated Statement of Income

(dollars in thousands, unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2024	2023	2024	2023
Interest income
Loans, including loans held for sale	$167,493	$154,624	$491,790	$430,088
Investment securities	27,431	24,491	76,804	72,974
Other	4,014	4,868	12,148	16,185
Total interest income	198,938	183,983	580,742	519,247
Interest expense
Deposits	75,552	54,879	215,258	124,678
Short-term borrowings	4,730	11,660	15,340	39,713
Long-term debt	13,258	10,908	38,902	18,753
Other	271	542	1,327	1,094
Total interest expense	93,811	77,989	270,827	184,238
Net interest income	105,127	105,994	309,915	335,009
Provision for credit losses	12,300	2,503	16,682	4,139
Net interest income after provision for credit losses	92,827	103,491	293,233	330,870
Noninterest income
Service charges	8,103	7,198	23,000	21,143
Insurance revenue	3,489	2,878	9,632	8,356
Investment management and trust fees	4,794	4,615	14,498	14,207
Brokerage revenue	4,401	4,648	13,542	13,866
Mortgage banking and loan fees	1,365	3,838	7,361	10,204
Realized gains (losses) on investment securities	(4,374)	196	(5,748)	485
Other	28,178	4,816	35,795	14,070
Total noninterest income	45,956	28,189	98,080	82,331
Noninterest expense
Compensation and employee benefits	51,441	51,178	161,408	155,152
Occupancy and equipment, net	10,802	10,621	33,530	32,644
Data processing fees	4,767	4,305	15,276	13,499
FDIC premiums and examination fees	3,998	3,894	13,061	10,664
Other	17,304	18,518	58,301	59,941
Total noninterest expense	88,312	88,516	281,576	271,900
Income before taxes	50,471	43,164	109,737	141,301
Applicable income taxes	9,649	12,730	18,605	30,490
Net income	$40,822	$30,434	$91,132	$110,811

2